October 2015 Pricing Sheet dated October 23, 2015 relating to Preliminary Terms No. 626 dated October 22, 2015 Registration Statement No. 333-200365 Filed pursuant to Rule 433

Structured Investments

Opportunities in U.S. Equities

Auto-Callable Securities Based on the Performance of the Russell 2000® Index due October 28, 2020

Principal at Risk Securities

PRICING TERMS – OCTOBER 23, 2015
Issuer:	Morgan Stanley
Underlying index:	Russell 2000® Index
Aggregate principal amount:	$3,880,000
Stated principal amount:	$10 per security
Issue price:	$10 per security
Pricing date:	October 23, 2015
Original issue date:	October 28, 2015 (3 business days after the pricing date)
Maturity date:	October 28, 2020
Early redemption:	If, on any of the first four annual determination dates, the index closing value of the underlying index is greater than or equal to the initial index value, the securities will be automatically redeemed for the early redemption payment on the related early redemption date.
Early redemption payment:

The early redemption payment will be an amount in cash per stated principal amount corresponding to a return of approximately 8.65% per annum for each annual determination date, as follows:

•          1st determination date: $10.865

•          2nd determination date: $11.730

•          3rd determination date: $12.595

•          4th determination date: $13.460

No further payments will be made on the securities once they have been redeemed.

Determination dates:

1st determination date: October 24, 2016

2nd determination date: October 23, 2017

3rd determination date: October 23, 2018

4th determination date: October 23, 2019

Final determination date: October 23, 2020

The determination dates are subject to postponement for non-index business days and certain market disruption events.

Early redemption dates:	The third business day after the relevant determination date
Initial index value:	1,166.058, which is the index closing value on the pricing date
Final index value:	The index closing value on the final determination date
Payment at maturity:

If the securities have not previously been redeemed, you will receive at maturity a cash payment as follows:

•    If the final index value is greater than or equal to the initial index value:

$14.325

•    If the final index value is less than the initial index value but is greater than or equal to the downside threshold level:

$10

•    If the final index value is less than the downside threshold level:

$10 × index performance factor.

Under these circumstances, you will lose at least 25%, and possibly all, of your investment.

Downside threshold level:	874.544, which is equal to approximately 75% of the initial index value
Index performance factor:	Final index value divided by the initial index value
CUSIP:	61765R826
ISIN:	US61765R8262
Listing:	The securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms.
Estimated value on the pricing date:	$9.574 per security. See “Investment Summary” in the accompanying preliminary terms.
Commissions and issue price:	Price to public	Agent’s commissions and fees	Proceeds to issuer(3)
Per security	$10.00	$0.25(1)
		$0.05(2)	$9.70
Total	$3,880,000	$116,400	$3,763,600
(1)	Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $0.25 for each security they sell. For additional information, see “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms and “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.
(2)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each security.
(3)	See “Use of proceeds and hedging” in the accompanying preliminary terms.

The “Russell 2000® Index” is a trademark of Russell Investments and has been licensed for use by Morgan Stanley. The securities are not sponsored, endorsed, sold or promoted by Russell Investments Russell Investments and Russell Investments makes no representation regarding the advisability of investing in the securities.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the preliminary terms describing the offering and the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Terms No. 626 dated October 22, 2015

Product Supplement for Auto-Callable Securities dated November 19, 2014

Index Supplement dated November 19, 2014            Prospectus dated November 19, 2014

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at.www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.